UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2013

HD SUPPLY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-159809	75-2007383
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S Employer Identification Number)

3100 Cumberland Boulevard Suite 1480, Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 852-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 4, 2013, HD Supply Distribution Services, LLC (“Crown Bolt”), an indirect wholly-owned subsidiary of HD Supply, Inc., and Home Depot USA, Inc. (“Home Depot”) entered into an amendment and extension of a strategic purchase agreement, originally entered into on August 30, 2007 (the “2007 Strategic Purchase Agreement”). The 2007 Strategic Purchase Agreement provided a guaranteed revenue stream to Crown Bolt through January 31, 2015 by specifying minimum annual purchase requirements from Home Depot. The amendment and extension of the 2007 Strategic Purchase Agreement eliminates the minimum purchase requirement beginning February 4, 2013, but keeps Crown Bolt as the exclusive supplier of all products purchased by Home Depot from Crown Bolt through January 31, 2020. As of October 28, 2012, the net book value of the intangible asset assigned to the 2007 Strategic Purchase Agreement is $50 million and the net book value of goodwill assigned to Crown Bolt is $215 million. The amendment and extension is expected to result in an impairment of the intangible asset assigned to the 2007 Strategic Purchase Agreement, the goodwill assigned to Crown Bolt or both, which could be significant.

Item 8.01 Other Events.

HD Supply, Inc. issued a press release on February 4, 2013. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release issued by HD Supply, Inc. dated February 4, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2013	HD Supply, Inc.

	By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Senior Vice President, General Counsel and Corporate Secretary